Two Directors Resign from ImClone Systems Board of Directors

NEW YORK--(BUSINESS WIRE)--Oct. 10, 2006--ImClone Systems Incorporated (NASDAQ: IMCL) today announced that David M. Kies has resigned as Chairman, and as a member, of the ImClone Board of Directors, and that William W. Crouse has also resigned as an ImClone director. Both resignations are effective immediately.

"I'd like to thank David and Bill for their valuable contributions during their respective tenures on the ImClone Board," said Joseph L. Fischer, Interim Chief Executive Officer of ImClone Systems. "We wish them the best of luck in their future endeavors."

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company's research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems' headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

CONTACT:
Joele Frank, Wilkinson Brimmer Katcher
Judith Wilkinson, 212-355-4449

SOURCE:
ImClone Systems Incorporated